Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-222136 and 333-222136-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.’s preliminary prospectus supplement, dated September 3, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$400,000,000 2.750% Senior Notes due 2029

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	2.750% Senior Notes due 2029

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:	$400,000,000

Maturity Date:	December 15, 2029

Price to Public:	99.842%

Interest Rate:	2.750% per annum

Yield to Maturity:	2.767%

Spread to Benchmark Treasury:	T+130 basis points

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price and Yield:	101-14+ / 1.467%

Interest Payment Dates:	Each June 15 and December 15, beginning on June 15, 2020

Optional Redemption:

The redemption price for notes that are redeemed before September 15, 2029 (three months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+20 bps.

The redemption price for notes that are redeemed on or after September 15, 2029 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mizuho Securities USA LLC TD Securities (USA) LLC

Co-Managers:

BTIG, LLC
Evercore Group L.L.C.
Barclays Capital Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Capital One Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP / ISIN:	015271 AT6 / US015271AT64

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 3, 2019

Settlement Date:	September 12, 2019 (T+7)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about September 12, 2019, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone (collect): 212-834-4533; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146 or e-mail: prospectus@citi.com; Mizuho Securities USA LLC, 320 Park Avenue, 12th Floor, New York, NY 10022, Attn: Debt Capital Markets, telephone: 866-271-7403; or TD Securities (USA) LLC, toll free at 855-495-9846.

Final Terms and Conditions Applicable to

$200,000,000 4.000% Senior Notes due 2050 (the “new 2050 notes”)

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	4.000% Senior Notes due 2050

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:

$200,000,000. The new 2050 notes will become part of the same series as our outstanding 4.000% Senior Notes due 2050 (the “existing 2050 notes”), $500 million aggregate principal amount of which were originally issued on July 15, 2019, and, immediately upon settlement, a total of $700 million aggregate principal amount of the 4.000% Senior Notes due 2050 will be outstanding. The new 2050 notes will be treated as a single series of securities with the existing 2050 notes under the indenture and will have the same CUSIP number as, and will be fungible for U.S. federal income tax purposes with, the existing 2050 notes.

Maturity Date:	February 1, 2050

Price to Public:	110.380%, plus accrued interest of $1,266,666.67 in the aggregate from and including July 15, 2019 up to, but not including, the settlement date.

Interest Rate:	4.000% per annum

Yield to Maturity:	3.441%

Spread to Benchmark Treasury:	T+150 basis points

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price and Yield:	121-00 / 1.941%

Interest Payment Dates:	Each February 1 and August 1, beginning on February 1, 2020

Optional Redemption:

The redemption price for notes that are redeemed before August 1, 2049 (six months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+25 bps.

The redemption price for notes that are redeemed on or after August 1, 2049 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mizuho Securities USA LLC TD Securities (USA) LLC

Co-Managers:	BTIG, LLC Evercore Group L.L.C. Barclays Capital Inc. BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc.

Capital One Securities, Inc. RBC Capital Markets, LLC Regions Securities LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

CUSIP / ISIN:	015271 AS8 / US015271AS81

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 3, 2019

Settlement Date:	September 12, 2019 (T+7)**

*              Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about September 12, 2019, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone (collect): 212-834-4533; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146 or e-mail: prospectus@citi.com; Mizuho Securities USA LLC, 320 Park Avenue, 12th Floor, New York, NY 10022, Attn: Debt Capital Markets, telephone: 866-271-7403; or TD Securities (USA) LLC, toll free at 855-495-9846.